Exhibit 99.1

For Immediate Release NR 10-0703 Contact: Paul Gennaro SVP & Chief Communications Officer 212.973.3167 Paul.Gennaro@aecom.com Online Press Kit: http://aecom.presslift.com/media

AECOM acquires Tishman Construction Corp. in US$245-million transaction

Expands AECOM’s capabilities, presence in US$100-billion global construction management market

LOS ANGELES (July 14, 2010) — AECOM Technology Corporation (NYSE: ACM), a leading provider of professional technical and management support services for government and commercial clients around the world, announced today that it has acquired Tishman Construction Corp., a leading provider of construction management services in the United States and the United Arab Emirates, in a US$245-million transaction.

“The addition of Tishman to the AECOM enterprise reflects our commitment to execute on our stated strategy of growth and diversification,” said AECOM President and Chief Executive Officer, John M. Dionisio.  “We are expanding our portfolio of global expertise and enhancing our ability to meet the growing customer demand for turnkey solutions, including integrated design, engineering and construction services.”

“This transaction allows AECOM to expand its mix of higher-margin construction management/program management business — a market estimated to be in excess of US$100 billion globally by Engineering New-Record — without materially increasing its overall risk profile.”

“This is a unique opportunity that combines two best-in-class industry leaders to form a fully integrated global platform capable of delivering the full suite of services — from project concept to completion,” Dionisio said.  “AECOM is joining forces with a premier construction management services firm in Tishman, which is a true leader, and a powerful brand, in the industry.”

Tishman specializes in providing construction management services, but also provides program management and other construction-related services.  It serves public and private-sector clients in a variety of markets, including arts and culture, commercial, education, gaming, health care, hospitality, residential, retail, technology and transportation.  This strategic addition to the AECOM enterprise results in an increased global presence and bolstered resources for integrated delivery of mega-projects.  Tishman has 900 employees across the United States and in the United Arab Emirates and generated revenues of nearly US$1 billion in 2009.

“Joining AECOM is the logical next step in the continued growth and success of Tishman, allowing us to expand our reach globally and seize new opportunities as part of the worldwide AECOM team,” said Tishman Chairman and Chief Executive Officer, Dan Tishman, who will continue to head Tishman’s operations and joins AECOM’s leadership team as a vice chairman and a member of its board of directors.  “We have worked in partnership with AECOM for many years and now look forward to Tishman becoming the cornerstone of AECOM’s construction management practice as well as offering our people the expanded professional development opportunities associated with being part of a global industry leader.  We are excited about the tremendous possibilities on the horizon for our clients and our employees.”

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Tishman is currently engaged in a number of noteworthy projects, including 1 World Trade Center, which, on completion, at 1,776 feet will be New York City’s tallest building; World Trade Center Tower 4 and the PATH Terminal Hub at the World Trade Center; the Food and Drug Administration’s 5.5-million-square-foot headquarters project in Washington, D.C.; and the Angsana Resort and Spa in Abu Dhabi.  Tishman, in a joint venture with AECOM, is currently serving as construction manager for phase 1 of the Department of Homeland Security’s new headquarters on the St. Elizabeths campus in Washington, D.C.

“With a 112-year history of construction experience and a sterling reputation for work on marquee projects, Tishman is now well-positioned as part of our global platform to address growing demand for turnkey project delivery,” Dionisio added.  “We are delighted to welcome Tishman’s employees to AECOM, and we look forward to the new opportunities ahead.”

The transaction will be paid in cash and AECOM common stock.  AECOM will finance the cash portion of the transaction with cash from its balance sheet which includes proceeds from its recently announced US$250-million debt issuance.  The transaction closed on July 14, 2010.

About AECOM

AECOM (NYSE: ACM) is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental, energy, water and government. With approximately 45,000 employees around the world, AECOM is a leader in all of the key markets that it serves. AECOM provides a blend of global reach, local knowledge, innovation, and technical excellence in delivering solutions that enhance and sustain the world’s built, natural, and social environments. A Fortune 500 company, AECOM serves clients in more than 100 countries and had revenue of $6.3 billion during the 12-month period ended March 31, 2010. More information on AECOM and its services can be found at www.aecom.com.

About Tishman Construction Corp.

Tishman Construction Corp. is a 112-year old, privately held company headquartered in New York City with 900 employees across the United States and in the United Arab Emirates, and has overseen more than 450 million square feet of construction.  Tishman ranks #2 in the nation on Building Design and Construction’s Top Construction Managers list. Signature projects include the original World Trade Center; the original and rebuilt 7 World Trade Center; Disney’s Epcot Center; MGM’s CityCenter, an 18 million-square-foot hotel, casino and retail complex in Las Vegas; the Boston Convention Center; One Bryant Park in New York, which is the first LEED Platinum skyscraper in the world; the John Hancock Tower in Chicago; Century City in Los Angeles; and the American Pharmacists Associations Headquarters in Washington, D.C.  More information about Tishman is available online at www.tishmanconstruction.com.

Forward-Looking Statements: All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any statements of plans for future operations or expected revenue. Actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2010, and our other reports filed with the U.S. Securities and Exchange Commission. AECOM does not intend, and undertakes no obligation, to update any forward-looking statement.

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